INTERNATIONAL RECTIFIER REPORTS

FISCAL SECOND QUARTER RESULTS

Gross Margins Set Record High

                EL SEGUNDO, Calif., January 27, 2005 — International Rectifier Corporation (NYSE:IRF) today reported adjusted earnings of $44.8 million (or $0.62 per share) for the December quarter.  This compares to $42.4 million (or $0.59 per share) for the September quarter and $24.6 million (or $0.36 per share) for the prior-year quarter. The adjusted December quarter earnings excluded a $6.8 million pretax charge for previously-announced severance and restructuring activities.  The adjusted September quarter earnings excluded $6.7 million in severance and restructuring-related pretax charges.  For the prior-year quarter, adjusted earnings excluded $10.1 million in severance and restructuring-related pretax charges.

                On a GAAP basis, net income was $39.5 million (or $0.55 per share) for the December quarter versus $37.6 million (or $0.53 per share) for the September quarter and $16.9 million (or $0.25 per share) for the prior-year quarter.

                Revenues were $298.6 million in the December quarter, up 18 percent from $252.3 million in the prior-year quarter and down 4 percent from the September quarter.  Revenues from high performance analog ICs and advanced circuit devices grew 47 percent from the prior-year quarter and now comprise 57 percent of revenues.  Overall proprietary products represent 69 percent of company revenues.

                Proprietary product orders rose 2 percent sequentially and 13 percent year on year and represented 74 percent of total company orders compared to 64 percent a year ago.  As leadtimes continued to shorten, component orders were down 7 percent quarter to quarter and declined 30 percent year over year.  Total company bookings were down 2 percent from the September quarter.

                Chief Executive Officer Alex Lidow stated, “Our focus on proprietary products continues to drive our margin expansion.  Our December quarter gross margins increased another 60 basis points from the prior quarter, hitting an all-time record of 43.3 percent.  IR proprietary product revenues grew 39 percent over the prior-year quarter.  We

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generated $76 million in cash from operations and ended the quarter at $839 million in total cash and cash investments.”

                Channel inventories remained lean with IR shipments to distributors down 8 percent and distributor sales of IR products down 2 percent.  IR’s inventories were relatively flat quarter to quarter at $161.5 million.  As expected, pricing was firm, down less than one percent, in the December quarter.

                IR secured several major design wins in the December quarter with proprietary product design wins growing 10 percent quarter on quarter and 33 percent year on year:

•                  For information technology applications, IR’s ICs and advanced circuit devices including XPhase™, DirectFET™ and iPOWIR™ won leading positions at five of the top PC and server companies and two of the top communications networking companies.

In notebooks, IR won six new designs for Intel’s latest Dothan platform.  In desktops, IR secured three additional designs based on Intel’s Grantsdale platform.  In high performance servers, IR won 15 new designs in platforms using Intel’s Nocona processor and Lindenhurst chipset, and an additional six designs in other processor platforms.  In upcoming dual-processor and multi-processor Intel-based products, IR captured eight designs.  In next generation Itanium platforms, IR won three designs.

•                  In energy-efficient appliances, IR was selected for Whirlpool, Electrolux, Haier, Sanyo, Toshiba Carrier, Miele, Dyson and Frigidaire programs.

•                  Both JVC and Yamaha chose IR analog ICs for Class D audio systems.

•                  In plasma, LCD and DLP televisions, Samsung, LG, FHP and NEC chose high performance proprietary analog ICs and advanced circuit devices from IR.

•                  In automotive, IR’s power systems, ICs and advanced circuit devices are now ramping in several of the most popular 2005 production vehicles including the GM Silverado/Sierra hybrid truck, Ford Mustang, Chrysler 300, Dodge Magnum and the world’s leading hybrid vehicle.  IR also won new designs in electric steering, direct injection, engine preheat, engine management, and electric fan control systems for DaimlerChrysler, Ford, VW and BMW vehicles.

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•                  Power systems and advanced circuit devices won new designs for satellites, defense systems and space missions for Lockheed-Martin, BAE Systems, Honeywell, ITT, Northrop-Grumman, Sanmina, Raytheon, JPL and NASA.

Outlook

                Alex Lidow noted, “Today, we’re announcing another major phase in IR’s long-term strategy for moving to high value-added products.  Since first detailing our plan in March of 2000 to transform our company from a commodity component orientation to a proprietary product focus, we have made significant progress.  Over the past eight quarters, we have increased our proprietary product mix from 56 percent to 69 percent of revenues.  During this period, sales from our fastest growing product category, high performance analog ICs and advanced circuit devices, have more than doubled.  Overall company gross margins have increased 11 percentage points over the same eight quarters.  In addition, we have generated more than $360 million in cash from operations and maintain the strongest balance sheet in the company’s history.

                “We are now moving forward with the next phase of our transition.  Over the next six quarters, we will continue to expand our proprietary product portfolio and plan to reach greater than 50 percent gross margins for the company within this period.  This will involve a follow-on divestiture or discontinuation of $150 million in annual revenues that no longer add value to our business objectives.  Our current visualization does not include any restructuring charges associated with these activities.

                “In the March quarter, revenues are expected to be flat to down 6 percent sequentially.  We have more than 80 percent backlog coverage of our target revenue for the quarter.  We expect our overall gross margin to be flat sequentially plus or minus a point.

                “We have secured more than half a billion dollars of new design wins in the last four quarters that are ramping in production over calendar 2005, extending our leadership position in power management.”

                In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and one-time

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income/loss items. IR discloses both adjusted and actual results of operations in order to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without one-time income/loss items, if any. In connection with the restructuring activities, among other things, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately fiscal year-end 2005.

                The following reconciles reported net income and earnings per share (“EPS”) to adjusted net income and EPS for the fiscal quarters ended December 31, 2004, September 30, 2004 and December 31, 2003 (in thousands, except per share amounts):

	For the Quarter Ended
	December 31, 2004 (unaudited)	September 30, 2004 (unaudited)	December 31, 2003 (unaudited)
Net income	$39,514	$37,580	$16,888
Costs from restructuring activities (net of tax)	5,274	4,851	7,668
Adjusted net income	44,788	42,431	24,556
Conversion of subordinated notes (net of tax)	2,312	2,386	—

Adjusted net income, diluted	$47,100	$44,817	$24,556

EPS, basic	$0.59	$0.56	$0.26
Effect of dilutive securities	(0.04)	(0.03)	(0.01)

EPS, diluted (1)	0.55	0.53	0.25
Costs from restructuring activities (2)	0.07	0.06	0.11

Adjusted EPS, diluted (1)	$0.62	$0.59	$0.36

Basic EPS shares	66,929	66,516	65,176
Effect of dilutive securities:
Convertible subordinated notes	7,439	7,439	—
Stock options	2,122	1,756	3,549

Diluted EPS shares (1)	76,490	75,711	68,725

(1)          The December 31, 2004 quarter included the dilutive effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common

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                        stock (“the Shares”), which impacted reported and adjusted diluted EPS by ($0.03).  The September 30, 2004 quarter included the dilutive effect from the conversion of the Shares, which impacted reported and adjusted diluted EPS by ($0.02) and ($0.03), respectively.  The conversion effect was not included in the computation of actual or adjusted diluted EPS for the December 31, 2003 quarter, since such effect would have been anti-dilutive.

(2)          The dilutive effect from stock options and the conversion of the Shares impacted costs from restructuring activities, net of tax, by ($0.01) for the quarters ended December 31, 2004 and September 30, 2004.  The dilutive effect of the stock options impacted costs from restructuring activities, net of tax, by ($0.01) for the quarter ended December 31, 2003.

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                International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

                The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand); unexpected costs or delays associated with cost-reduction and margin improvement efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (whether or not associated with the company’s restructuring and acquisition initiatives); greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the effectiveness of cost controls and cost reductions (including, without limitation, that associated with our acquisition initiatives); pricing pressures; product claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring, integrating, and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry

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conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the initiation of or actual results of any outstanding patent and other litigation, whether asserted by or against us; impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, January 27 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, February 1.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21193654, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

XPhase, DirectFET, and iPOWIR are trademarks of International Rectifier.

Centrino, Intel, and Pentium are trademarks of Intel Corporation. Other names and brands may be claimed as the property of others.

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INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Revenues	$298,560	$252,314	$610,785	$486,443
Cost of sales	169,179	157,431	347,967	307,416
Gross profit	129,381	94,883	262,818	179,027

Selling and administrative expense	40,863	38,128	87,278	74,711
Research and development expense	27,691	22,391	53,056	43,054
Amortization of acquisition-related intangible assets	1,457	1,408	2,896	2,797
Impairment of assets, restructuring and severance charges	6,831	10,090	13,522	14,119
Other expense, net	690	266	656	527
Interest (income) expense, net	650	379	2,366	(416)
Income before income taxes	51,199	22,221	103,044	44,235

Provision for income taxes	11,685	5,333	25,950	10,616
Net income	$39,514	$16,888	$77,094	$33,619

Net income per common share — basic	$0.59	$0.26	$1.16	$0.52

Net income per common share — diluted	$0.55	$0.25	$1.07	$0.50

Average common shares outstanding — basic	66,929	65,176	66,723	64,836

Average common shares and potentially dilutive securities outstanding — diluted	76,490	68,725	76,098	67,710

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INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31,	June 30,
	2004	2004
ASSETS	(Unaudited)
Current assets:
Cash, cash equivalents and cash investments	$637,736	$560,154
Trade accounts receivable, net	179,357	154,911
Inventories	161,472	159,908
Deferred income taxes	46,861	44,141
Prepaid expenses and other receivables	50,392	34,096

Total current assets	1,075,818	953,210

Long-term cash investments	201,115	276,055

Property, plant and equipment, net	471,021	393,919

Other assets	399,206	393,822

Total assets	$2,147,160	$2,017,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$22,175	$18,866
Long-term debt, due within one year	284	274
Accounts payable	79,746	78,164
Accrued salaries, wages and commissions	36,163	36,510
Other accrued expenses	105,839	81,222
Total current liabilities	244,207	215,036
Long-term debt, less current maturities	555,969	560,019
Other long-term liabilities	34,701	22,950
Deferred income taxes	—	14,789
Stockholders’ equity:
Common stock	67,180	66,358
Capital contributed in excess of par value of shares	777,687	757,169
Retained earnings	374,779	297,685
Accumulated other comprehensive income	92,637	83,000
Total stockholders’ equity	1,312,283	1,204,212
Total liabilities and stockholders’ equity	$2,147,160	$2,017,006

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